POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned, Ralph O. Hellmold, appoints Robert
E. Swanson and Martin V. Quinn, and each of them, as his true and lawful attorneys-in-fact with full power to act and do all things necessary, advisable or appropriate, in his or their sole discretion, to execute on his behalf as an Independent Trustee of Ridgewood Electric Power
Trust I and Ridgewood Electric Power Trust IV the Annual Reports on Form 10-K for the year ended December 31, 1996 for each of the above-named trusts, and any amendments thereto.

     IN WITNESS WHEREOF, the undersigned has executged this Power of Attorney this 27th day of March, 1997.

                               /s/Ralph O. Hellmold
                               Ralph O. Hellmold